EXHIBIT 10.12

                                LOAN AGREEMENT



                                LOAN AGREEMENT
                               ----------------

      This Loan Agreement is made this 19th day of January, 1996, by and between COMMERCIAL NET LEASE REALTY, INC., a Maryland corporation ("Borrower") and PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation ("Lender").


                                   RECITALS

A. Borrower is the owner of certain real property, legally described in Exhibit "A" attached hereto and made a part hereof (the "Premises").

B. Borrower has requested and Lender has agreed to make a loan to Borrower in the maximum principal amount of Thirty-Nine Million Four Hundred Fifty Thousand and 00/100 Dollars ($39,450,000.00) ("Loan") pursuant to the terms and conditions of that certain Mortgage Loan Commitment Application (the "Commitment") dated October 10, 1995 as amended by Letter Agreement dated October 30, 1995.

C. The Loan is evidenced by a Secured Promissory Note (the "Note") and is secured by those certain mortgages, deeds of trust, deeds to secure debt or other similar instruments (collectively, the "Mortgage") dated this date made by Borrower in favor of Lender encumbering the Premises, those certain Assignment of Leases and Rents dated this date made by Borrower in favor of Lender, and various other documents, each of which evidences or secures the Loan or evidences such security.

D. The principal balance of the Loan has been allocated by Borrower and Lender to each of the parcels of real estate comprising the Premises as more particularly set forth in Exhibit B attached hereto and made a part hereof (the "Loan Allocation").

E. Notwithstanding certain provisions of the Note or Mortgage to the contrary, Lender has agreed that Borrower may obtain the release of certain portions of the Premises in return for the grant of substitute collateral, or the prepayment of a portion of the Loan in excess of the value of the portion of the Premises released, all as more particularly set forth below.


      NOW, THEREFORE, in consideration of the mutual covenants, conditions, promises and agreements herein contained, the sufficiency of which is hereby acknowledged, IT IS HEREBY AGREED AS FOLLOWS:


                                  ARTICLE ONE
                                  -----------

                    INCORPORATION OF RECITALS; DEFINITIONS

      Recitals A. through E., both inclusive, immediately above, are incorporated into this Article One as though fully set forth herein. Unless otherwise provided herein, all capitalized terms used shall have the same meaning as set forth in the Mortgage.


                                  ARTICLE TWO
                                 -------------

                         SUBSTITUTION OF REAL PROPERTY
                       ---------------------------------

      2.01 Notwithstanding anything contained in the Mortgage or the other Loan Documents to the contrary, so long as no Event of Default exists under the Note or Mortgage, Lender agrees, upon the request of Borrower, to release the lien of the Loan Documents from any property which comprises a portion of the Premises upon the following conditions:

            A. Borrower shall grant to Lender a valid, perfected first mortgage lien on a parcel of real property (a "Substitute Premises") whose value and net operating income is equal to or greater than the value and net operating income of the property for which a release is requested and the tenant of which Substitute Premises has a credit rating equal to or better than the tenant or guarantor, as applicable, of the property for which a release is requested, all as determined by Lender in its sole and absolute discretion.

            B. Borrower shall satisfy with respect to the Substitute Premises all of the conditions of closing for the Premises set forth in the Commitment, including, without limitation, approval by Lender of the leases and tenants of such property, plus any other conditions then being imposed by Lender for mortgage loans on real property with any underwriting criteria similar to the Substitute Premises.

            C. Borrower shall pay to Lender an underwriting fee equal to the sum of (i) $5,000.00 for each Substitute Premises included in the substitution transaction, plus (ii) $1,500.00 for each substitution transaction. In addition, Borrower shall pay for all of Lender s costs and reasonable fees incurred in connection with such substitution, including without limitation, appraisals, legal counsel, survey, title insurance, recording and escrow charges, environmental reports, documentary stamps or intangible taxes, and property inspection reports.

      2.02 Upon the substitution of real property acceptable to Lender, the Loan Documents shall be amended to add the documents encumbering the Substitute Premises to the cross-default and cross-collateral provisions thereof, and Exhibit A hereto shall be automatically adjusted to add such Substitute Premises and delete any released portion of the Premises, without any further action by Borrower and Lender.

      2.03 In the event Lender from time to time accepts any Substitute Premises, Lender may, in its sole discretion, reallocate the then outstanding principal balance of the Note among each property then comprising the Premises, including the Substitute Premises, and Exhibit B attached hereto and made a part hereof, shall be deemed to be automatically so adjusted without any further action by Borrower and Lender.


                                 ARTICLE THREE
                                ---------------

                   SUBSTITUTION OF U.S. TREASURY SECURITIES
                 ---------------------------------------------

      3.01 Notwithstanding anything contained in the Mortgage or the other Loan Documents to the contrary, so long as no Event of Default exists under the Note or Mortgage, Lender agrees, upon the request of Borrower, to release the lien of the Loan Documents from all of the Premises upon the following conditions:

            A. Borrower shall deliver to Lender, and grant a valid, perfected first security interest in, U.S. Treasury securities in form and principal amount reasonably satisfactory to Lender. The U.S. Treasury securities provided to Lender must have a cash flow at least equal to or greater than the required monthly payments of principal and interest and the balloon payment at maturity under the terms of the Note.

            B. In connection with a substitution of U.S. Treasury securities for the Premises, Borrower shall pay Lender a processing fee of $10,000.00. In addition, Borrower shall pay for all of Lender s costs and fees incurred in connection with such substitution of collateral, including without limitation, outside legal counsel fees. Further, Borrower shall cooperate with Lender in documenting such transaction, and shall take all actions reasonably required by Lender in furtherance of the requested substitution of collateral.


                                 ARTICLE FOUR
                                --------------

             PARTIAL PREPAYMENTS; ALLOCATION OF PRINCIPAL PAYMENTS
         ------------------------------------------------------------

      4.01 Notwithstanding anything contained in the Mortgage or the other Loan Documents to the contrary, so long as no Event of Default exists under the Note or Mortgage, Lender agrees upon the request of Borrower to release the lien of the Loan Documents from any property which comprises a portion of the Premises upon the following conditions:

            A. Borrower shall prepay to Lender 125% of the principal balance of the Loan allocated to such portion of the Premises, as such amount is originally set forth on Exhibit B as such amount may be increased or reduced from time to time as herein described, plus a Make Whole Premium calculated on the amount of such prepayment; and, upon such prepayment the monthly payment under the Note shall be reduced accordingly.

            B. So long as no Event of Default exists under the Note or the Mortgage, upon receipt by Lender of monthly installments of principal, the portion of such principal payment equal to the percentage of the principal balance of the Note allocated to each property comprising the Premises as set forth on Exhibit B, and as adjusted from time to time pursuant to the provision of Section 2.03 above, shall be applied pro rata to reduce such allocated principal amount of each property. Similarly, so long as no Event of Default exists under the Note or the Mortgage, upon receipt of a prepayment pursuant to Section 4.01A, only the portion of such prepayment in excess of the 100% allocated Loan amount (exclusive of the Make Whole Premium) shall be allocated pro rata to all remaining properties in accordance with the ratio of the percentages contained on Exhibit B, exclusive of the allocation to the property being released as a result of such prepayment, as the same may be adjusted from time to time pursuant to the provisions of Section 2.03 above. Upon the written request of Borrower from time to time, Lender shall confirm the allocated Loan amount of each property.


                                 ARTICLE FIVE
                                --------------

                 CONDITIONAL RECOURSE; KMART LEASE GUARANTIES
              --------------------------------------------------

      5.01. The obligations of each Lessee of portions of the Premises described as Store Numbers 84 (OfficeMax, Dallas, Texas), 99 (OfficeMax, Cincinnati, Ohio). 126 (Borders, Wilmington, Delaware) and 134 (Borders, Richmond, Virginia) are guaranteed by Kmart Corporation ("Kmart"), each pursuant to the terms of a written Lease Guaranty (each a "Kmart Guaranty" and collectively, the "Kmart Guaranties").

      5.02 Lender required as a condition of funding the Loan that Borrower provide to Lender the written affirmation of Kmart s obligations pursuant to the Kmart Guaranties. Borrower has of yet been unable to obtain the written affirmation of Kmart.

      5.03 Notwithstanding any exculpation of Borrower contained herein or in any of the Loan Documents to the contrary, until such time as Borrower provides a written affirmation of Kmart reasonably acceptable to Lender with respect to any of the Kmart Guaranties, at any time following an Event of Default by the Lessee under any of the leases which is the subject of any Kmart Guaranty, Kmart denies liability under such Kmart Guaranty on account of the lack of due execution or delivery thereof, or on account of the release of Kmart thereunder for any reason whatsoever other than strictly in accordance with the terms thereof, Borrower, but not its shareholders, officers, directors, employees or agents, shall be personally liable to Lender for 125% of the amount set forth on Exhibit B which is allocated to the respective portion of the Premises which is the subject of such Kmart Guaranty, plus the Make Whole Premium calculated on such amount had such amount been prepaid as of the date of the Event of Default. Borrower s liability hereunder shall continue notwithstanding any action or inaction by Borrower or the Lessee under the respective lease, whether or not Lender is deemed secure from other sources, and whether or not Borrower or Lender chooses to pursue any remedies against the respective Lessee for its default. The provisions of this Article 5 shall terminate as to each particular portion of the Premises subject hereto upon Lender s receipt of the aforesaid satisfactory evidence of the affirmation of the applicable Kmart Guaranty.


                                  ARTICLE SIX
                                 -------------

                       CONDITIONAL RECOURSE; SEARS LEASE
                     -------------------------------------

      6.01 The portion of the Premises described as store Number 40 (Sears, Orlando, Florida) is occupied by Sears, Roebuck & Co. ("Sears") pursuant to the terms of a written lease dated December 10, 1990 (the "Sears Lease"). Lender required as a condition of funding the Loan that Borrower provide to Lender a written ratification of the Sears Lease by Sears. Borrower has of yet been unable to obtain such a written ratification.

      6.02 Notwithstanding any exculpation of Borrower contained herein or in any of the other Loan Documents to the contrary, until such time as Borrower provides Lender with a written ratification of the Sears Lease by Sears reasonably acceptable to Lender, in the event Sears denies liability under the Sears Lease on account of lack of due execution by the Landlord thereunder, Borrower, but not its shareholders, officers, directors, employees or agents, shall be personally liable to Lender for 125% of the amount set forth on Exhibit B which is allocated to Store Number 40, as such amount may be modified from time to time, plus the Make Whole Premium calculated on such amount had such amount been prepaid as of the date Sears claims that the Sears Lease is unenforceable on account of lack of due execution by the Landlord thereunder.


                                 ARTICLE SEVEN
                                ---------------

               CASUALTY DAMAGE TO WILMINGTON, DELAWARE PROPERTY;
            -------------------------------------------------------
                           RELEASE OF COLORADO SITE
                          ---------------------------

      7.01 Lender acknowledges that prior to the date of this Agreement, a portion of the roof of Store Number 126 (Borders, Wilmington, Delaware) was damaged as a result of excessive snow and ice build-up on the roof of the building. A portion of the roof over the rear of the building partially collapsed. The store is temporarily closed pending reconstruction by Border s Inc. ("Borders") pursuant to its Lease (the "Borders' Lease"). Borders remains obligated to pay rent during any period of reconstruction in accordance with the terms of the Borders Lease.

      7.02 Notwithstanding the casualty damage to such portion of the Premises (the "Delaware Site"), Lender is willing to fund the Loan and include the Delaware Site as security therefor, provided that Borrower also grant to Lender as additional security for the Loan, a Deed of Trust or other security interest in Store Number 106 (Barnes & Noble, Denver, Colorado) (the "Colorado Site").

      7.03 Upon the written request of Borrower, provided Borrower is not then in default under any obligation of Borrower hereunder or under any of the Loan Documents, Lender agrees to release the lien of the Loan Documents from the Colorado Site upon the receipt of Lender of the following:

            A. The written certification of an architect reasonably acceptable to Lender licensed in the State of Delaware that the improvements on the Delaware Site have been reconstructed substantially in compliance with the plans and specifications therefor.

            B. A certificate of occupancy or other similar permit issued by each governmental authority having jurisdiction over the Delaware Site from which such a certificate is required for the operation by Borders of its store thereon.

            C. Written estoppel letter from Borders, in substantially the same form as was delivered to Lender in connection with the funding of the Loan, confirming that:

                  1. its store operated pursuant to the Borders' Lease is open for business with the public;

                  2. the reconstruction of the Store has been completed to Borders' satisfaction; and

                  3. the Borders Lease remains in full force and effect, without any amendment or modification and with no default thereunder by Borders or Borrower.

            D. Evidence that the cost of reconstruction of its store has been fully paid for in the form of either (i) an estoppel letter from Borders, (ii) title insurance against potential liens for any reconstruction related work, or (iii) a cash escrow or other reasonable assurance against mechanics liens reasonably satisfactory to Lender.

            E. An endorsement to Lender s title insurance policy updating the mechanic's lien coverage on the Delaware Site to include the date of the release of lien on the Colorado Site.

            F. A site inspection report of the Delaware Site and its improvements satisfactory to Lender made by any employee or employees of Lender, independent contractor or contractors, or any combination thereof confirming any or all of the foregoing.

            G. Payment of all reasonable out-of-pocket expenses incurred by Lender in connection with any of the foregoing, as well as an administrative release fee equal to $2,500.00.

            H.    Such other items as Lender may reasonably request.


                                 ARTICLE EIGHT
                                ---------------

                       CROSS-COLLATERAL; USE OF PROCEEDS
                     -------------------------------------

      8.01 Borrower intends that each obligation of Borrower pursuant to the Mortgage be secured by each parcel of real property comprising the Premises. Upon the occurrence of any Event of Default by Borrower hereunder or under the Loan Documents, all rents, income or other proceeds of any portion of the Premises may be applied by Lender, in its sole and absolute discretion, with respect to any expense incurred related to any portion of the Premises, regardless of the source thereof.


                                 ARTICLE NINE
                                --------------

                                    GENERAL
                                   --------

      9.01. This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived, except by an instrument in writing signed by the party to be bound thereby. The waiver of any term or provision of this Agreement shall not constitute a waiver of any other term or provision of this Agreement, nor shall the right to require any enforcement of any term or provision of this Agreement be permanently waived, if a continuing breach of any such term or provision arises. The parties agree that upon execution of this Agreement the Commitment shall merge herein and the provisions of the Commitment shall automatically become null and void.

      9.02. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the closing as shall be necessary or desirable to perform this Agreement and consummate and effect the transactions contemplated hereby.

      9.03. Terms.

            A. The terms "hereby," "hereof," "hereto," "herein," "hereunder" and any similar terms shall refer to this Agreement, and the term "hereafter" shall mean after, and the term "heretofore" shall mean before, the date of this Agreement.

            B. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa.

            C. Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

            D. The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

            E. Whenever under the terms of this Agreement the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Otherwise, all references herein to "days" shall mean calendar days.

            F. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

            G.    Time is of the essence of this Agreement.

      9.04 The following is added to this Agreement pursuant to the requirements of Missouri law, more particularly Section 432.045 R.S.Mo.; as used below "borrower(s)" shall mean Borrower and "creditor" shall mean Lender:

            ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FORM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

      9.05 Nothing herein constitutes any admission by Borrower of any defect in, or unenforceability of, the Kmart Guarantees or the Sears Lease.

      9.06 Notwithstanding any provisions in any Mortgage or other Loan Document to the contrary, Lender acknowledges and agrees that the matters disclosed in the Affidavit of President of Borrower of even date herewith are hereby accepted by Lender and shall not constitute the basis for a breach of any representation or warranty contained in any of the Loan Documents.


                                  ARTICLE TEN
                                 -------------

                             BORROWER EXCULPATION
                            -----------------------

      10.01 Notwithstanding any provision to the contrary in the Note, the Mortgage, or any other Loan Document, and except as otherwise provided in this paragraph, the liability of Borrower under the Loan Documents shall be limited to the interest of Borrower in the Premises and the rents, issues, proceeds and profits thereof. In the event of foreclosure of the liens evidenced by the Loan Documents, no judgment for any deficiency upon the indebtedness evidenced by the Loan Documents shall be sought or obtained by Lender against Borrower. Nothing contained in this paragraph shall:

      (A) prevent the failure of Borrower to make any payment or to perform any obligation under any of the Loan Documents within the time periods provided therein from being an Event of Default thereunder;

      (B) be construed as limiting the obligations of Borrower to any lessee under any lease of the Premises;

      (C) in any way limit or impair the lien or enforcement of the Loan Documents pursuant to the terms thereof; or

      (D) limit the obligations of any indemnitor or guarantor, if any, of obligations of Borrower under the Loan Documents.

      10.02 Notwithstanding the foregoing paragraph, Borrower, but not its shareholders, officers, directors, employees or agents, shall be personally liable to Lender for:

      (A) failure of Borrower to comply with paragraphs 2 (taxes and assessments) and 3 (insurance) of the Mortgage (or in connection with the Deed to Secure Debt paragraphs 1.02 (taxes, liens and other charges) and 1.03 (insurance)) with respect to amounts accruing prior to a Sale of the Premises, as defined below;

      (B) any event or circumstance for which Borrower indemnifies Lender under paragraph 1(m) (environmental indemnity) of the Mortgage (or in connection with the Deed to Secure Debt paragraph 1.06(m) (Environmental Indemnity));

      (C) failure of Borrower to pay utilities accruing prior to a Sale of the Premises, as defined below, on or before the date such payments are due;

      (D) operation and maintenance of the Premises applicable to the time period prior to a Sale of the Premises, as defined below;

      (E) any sums expended by Lender in fulfilling the obligations of Borrower as lessor under any lease of the Premises prior to a sale of the Premises pursuant to foreclosure or power of sale, a bona fide sale (permitted by the terms of paragraph 1(l) of the Mortgage (or in connection with the Deed to Secure Debt paragraph 1.06(i))or consented to in writing by Lender) to an unrelated third party or upon conveyance to Lender of the Premises by a deed acceptable to Lender in form and content (each of which shall be referred to as a "Sale" for purposes of this paragraph) or expended by Lender after a Sale of the Premises for obligations of Borrower which arose prior to a Sale of the Premises;

      (F) any rents or other income regardless of type or source of payment (including, but not limited to, CAM charges, lease termination payments, refunds of any type, prepayment of rents, settlements of litigation, or settlements of past due rents) from the Premises which Borrower has received or has a right to receive after an Event of Default under the Loan Documents or an event which with the passage of time, the giving of notice or both would constitute an Event of Default, either or both of which has occurred and is continuing, and which are not applied to (A) expenses of operation and maintenance of the Premises and the taxes, assessments, utility charges and insurance of the Premises, taking into account sufficient reserves for the same and for replacements and recurring items, and (B) payment of principal, interest and other charges when due under the Loan Documents; provided that any payments to parties related to Borrower shall be considered expenses of operation only if they are at market rates or fees consistent with market rates or fees for the same or similar services;

      (G) any security deposits of tenants not turned over to Lender upon conveyance of the Premises to Lender pursuant to foreclosure or power of sale or by a deed acceptable to Lender in form and content;

      (H) misapplication or misappropriation of tax reserve accounts, tenant improvement reserve accounts, security deposits, prepaid rents or other similar sums paid to or held by Borrower or any other entity or person in connection with the operation of the Premises;

      (I) any waste committed or allowed by Borrower with respect to the Premises prior to a Sale of the Premises;

      (J) any insurance or condemnation proceeds or other similar funds or payments with respect to a casualty or condemnation occurring prior to a Sale of the Premises, applied by Borrower in a manner other than as expressly provided in the Loan Documents;

      (K) any breach or violation of paragraph 1(l) (due on sale or encumbrance) of the Mortgage (or in connection with the Deed to Secure Debt paragraph 1.06(i) (due on sale or encumbrance)), other than the filing of a nonmaterial mechanic's lien affecting the Premises, the granting of any utility or other nonmaterial easement or servitude burdening the Premises, or any other transfer or encumbrance not in the nature of a transfer, reduction or impairment of any material economic interest in the Premises; and

      (L) any fraud or willful misrepresentation by Borrower regarding the Premises, the making or delivery of any of the Loan Documents or in any materials or information provided by Borrower in connection with the loan.

      Notwithstanding anything herein contained to the contrary, Borrower, but not its shareholders, officers, directors, employees, or agents shall be personally liable to Lender for 125% of the amount set forth on Exhibit B, as adjusted from time to time pursuant to Section 2.03 above, which is allocated to the respective portion of the Premises (the "Applicable Portion of the Premises"), plus the Make Whole Premium calculated on such amount had such amount been prepaid as of the date of the occurrence set forth below:

      (a) in the event of any amendment, modification or termination by Borrower of the particular Lease (as defined in the Mortgage, Deed to Secure Debt or Deed of Trust with respect to the Applicable Portion of the Premises) for the Applicable Portion of the Premises without the prior written consent of Lender;

      (b) in the event the Lessee (as defined in the Mortgage, Deed to Secure Debt or Deed of Trust with respect to the Applicable Portion of the Premises) under the particular Lease for the Applicable Portion of the Premises is not obligated to notify Lender of a default by Borrower and Borrower defaults under said Lease and Lender does not receive notice of said default following the occurrence thereof within a reasonable period of time to effect cure of said default; or

      (c) in the event Borrower violates any exclusive use or non-compete provision granted to the Lessee under the particular Lease for the Applicable Portion of the Premises.

      IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed and delivered as of the date first above written.


                                    COMMERCIAL NET LEASE REALTY, INC.,
                                    a Maryland corporation


                                    By:   /s/Gary M. Ralston
                                          ------------------------------
                                    Its:  Executive Vice President
                                          ------------------------------



                                    PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, an Iowa corporation


                                    By:   /s/JoEllen J. Watts
                                          ------------------------------
                                    Its:  Counsel
                                          ------------------------------


                                    By:   /s/Stephen G. Skrivanek
                                          ------------------------------
                                    Its:  Counsel
                                          ------------------------------


                                   EXHIBIT B
                                LOAN AGREEMENT
                            Loan Allocation Amounts

                                                                                                                     %
                                                                                                                ALLOCATION
                                                                                                     LOAN        TO TOTAL
STORE    PROPERTY           STREET ADDRESS                    CITY                     STATE      ALLOCATION      AMOUNT
--------------------------------------------------------------------------------------------------------------------------------
40       Sears              2000 Principal Row                Orlando                  FL       $ 1,676,900.00       4.251
52       Food Lion          Route 2, Box 2500                 Keystone Heights         FL       $ 1,079,531.00       2.736
59       Food Lion          3710 Brainard Rd.                 Chattanooga              TN       $ 1,136,988.00       2.882
74       Int'l House
           of Pancakes      12725 Southwest Freeway           Stafford                 TX       $   532,299.00       1.349
75       Int'l House
           of Pancakes      10893 Sunset Hills Plaza          Sunset Hills             MO       $   562,589.00       1.426
78       Int'l House
           of Pancakes      6870 W. Cheyenne Ave.             Las Vegas                NV       $   632,526.00       1.603
79       Int'l House
           of Pancakes      8640 E. Hwy 30                    Ft. Worth                TX       $   588,447.00       1.492
80       Int'l House
           of Pancakes      5920 W. Interstate 20 West        Arlington                TX       $   565,070.00       1.432
81       Int'l House
           of Pancakes      9253 E. Independence Blvd.        Matthews                 NC       $   577,942.00       1.465
82       Int'l House
           of Pancakes      1920 Bell Rd.                     Phoenix                  AZ       $   581,831.00       1.475
83       Eckerd Drug        2806 Nogalitos Ave.               San Antonio              TX       $   683,545.00       1.733
84       OfficeMax          15440 Dallas Parkway              Dallas                   TX       $ 1,578,284.00       4.001
87       Eckerd Drug        4610 Frankford Road               Dallas                   TX       $   658,556.00       1.669
88       Office Depot       Hwy 360 & Randol Mill Rd.         Arlington                TX       $ 1,120,190.00       2.840
89       Eckerd Drug        3141 Broadway Blvd.               Garland                  TX       $   529,918.00       1.343
90       Eckerd Drug        1800 Brown Blvd.                  Arlington                TX       $   560,824.00       1.422
93       Eckerd Drug        47 High St.                       Millville                NJ       $   695,590.00       1.763
94       Eckerd Drug        Hicks and Floyd Road              Atlanta                  GA       $   621,619.00       1.576
97       Computer City      7440 SW 88th St.                  Miami                    FL       $ 2,555,634.00       6.478
98       Eckerd Drug        Route 45 and Berkley Road         Mantua                   NJ       $   723,142.00       1.833
99       OfficeMax          4504 Eastgage Blvd.               Cincinnatti              OH       $ 1,181,897.00       2.996
100      Good Guys          646 W. Hammer Lane                Stockton                 CA       $ 1,984,009.00       5.029
102      Barnes & Noble     Brandon Town Center               Brandon                  FL       $ 1,675,832.00       4.248
103      Food Lion          1140 Winchester Ave.              Martinsburg              WV       $ 1,111,689.00       2.818
115      Eckerd Drug        970 N. Main St.                   Vineland                 NJ       $   752,970.00       1.909
122      Eckerd Drug        317 Amarillo Blvd. East           Amarillo                 TX       $   643,467.00       1.631
123      Eckerd Drug        2102 W. Washington St.            Amarillo                 TX       $   836,290.00       2.120
124      Eckerd Drug        815 S. Georgia St.                Amarillo                 TX       $   546,540.00       1.385
125      Eckerd Drug        695 N. Delsea Drive               Glassboro                NJ       $   793,352.00       2.011
126      Borders Books      101 Geoffrey Drive                Wilmington               DE       $ 5,073,641.00      12.861
130      Eckerd Drug        1999 Osceola Pkwy.                Kissimmee                FL       $   924,215.00       2.343
134      Borders            West Broad St.                    Richmond                 VA       $ 2,665,579.00       6.757
135      OfficeMax          2255 W. Howard Street             Evanston                 IL       $ 2,023,054.00       5.128
136      Eckerd Drug        4814 Colleyville Blvd.            Colleyville              TX       $ 1,021,469.00       2.589
137      Eckerd Drug        215 N. Texas Blvd.                Alice                    TX       $   554,571.00       1.406
                                                                                                --------------     -------
         TOTALS                                                                                 $39,450,000.00     100.000
                                                                                                ===============    =======

106      Barnes & Noble     960-B S. Colorado Boulevard       Denver                   CO       $ 3,068,319.00

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